SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Starbucks Corporation

(Name of Registrant as Specified in Its Charter)

Strategic Organizing Center

Service Employees International Union

Mary Kay Henry

Ahmer Qadeer

Michael Zucker

Maria Echaveste

Joshua Gotbaum

Wilma B. Liebman

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

From time to time, Tejal Patel, an employee of the SOC Investment Group, may deliver the following remarks or substantially similar remarks relating to Starbucks Corporation to investors or other stakeholders in various public forums.

Employees are a critical component of Starbucks' business model and a driver of shareholder value. Unfortunately, we believe the Starbucks Board has failed to effectively oversee the Company’s approach to this critical stakeholder group over the past two years. As Starbucks’ workers have voted to unionize over 380 stores, allegations of labor rights violations filed with the National Labor Relations Board have mounted. After investigating and finding merit in charges by workers, the NLRB has issued over 130 complaints against Starbucks, which include in aggregate, about 400 charges of violating federal labor law. Additionally, the Company has received 30 adverse administrative law judge decisions, which the Company is appealing to the full NLRB. The Company has also appealed to the Supreme Court an NLRB decision that required Starbucks to rehire seven pro-union baristas who were previously terminated by the Company. We believe Starbucks’ recent approach to labor issues has demonstrated a severe mismanagement of its human capital and has, and may continue to, materially damage the way customers and employees perceive the Company, exposing its business to reputational and financial risk.

In our view, the Board’s chronically poor oversight of human capital management and its apparent failure to address labor rights issues—which are part of the Company’s stated commitment to international human rights—jeopardizes long-term shareholder value. While the Company recently unilaterally appointed new directors, we believe the Board could be better equipped to meet its human capital management and labor challenges. For these reasons, we have nominated 3 directors to the Starbucks Board:

  Maria Echaveste is President and CEO of the Opportunity Institute, a non-profit working to increase economic and social mobility. She currently serves as a board member of NASDAQ listed Cadiz, Inc., where she also serves as Chair of the Corporate Governance and Nominating Committee and as a member of the Equity, Sustainability & Environmental Justice Committee. She previously served as a senior White House official, a corporate attorney, and as Administrator of the Wage and Hour Division at the Department of Labor.
  Hon. Joshua Gotbaum is a director and member of the Audit Committee of global asset management firm Thornburg Investment Management Inc., a Trustee of the Pension Reserve Trust of the Commonwealth of Puerto Rico, and Chair of the Maryland Small Business Retirement Savings Board. He previously led the Chapter 11 reorganization of Hawaiian Airlines, successfully bringing the company out of bankruptcy and settling various contract disputes with the carrier’s unions. He also has broad management and board experience at public and private companies and nonprofits, as well as an extensive background working at senior levels of the US government.
  Wilma Liebman has over 40 years of experience in labor management, employee relations, wage negotiations, public policy and law that we believe would bring vital experience to Starbucks’ Board. She served as a member of the National Labor Relations Board for 14 years, two of which she served as Chair. She is currently a member of the Board of non-profit, Ownership Works, and Chair of the private dispute-resolution body the Dunlap Commission on Agricultural Labor.

We have filed a preliminary proxy statement with the SEC. We intend to file a definitive proxy statement shortly with the SEC and distribute BLUE proxy cards to shareholders. There is also more information on the contest’s website, www.brewabetterstarbucks.com.

Going forward, we intend to communicate with investors regarding our nominations and how investors can vote on the BLUE proxy card or BLUE voting instruction form with their banks or brokers. We would appreciate your consideration of these candidates for the Starbucks Board at the AGM, which we expect to be on March 13, 2024 based on the Company’s prior filings, and are happy to discuss further with any investors as we get closer to the meeting date.